Exhibit 3.2
TIME WARNER INC.
CERTIFICATE OF ELIMINATION
                    TIME WARNER INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (formerly named AOL Time Warner Inc.) (the “Corporation”),
          DOES HEREBY CERTIFY:
                    FIRST: That at a meeting of the Board of Directors of the Corporation on July 26, 2007, the following resolutions were duly adopted authorizing the elimination of the Series LMC Common Stock:
          WHEREAS, there are no outstanding shares of Series LMC Common Stock and the purpose for which the Series LMC Common Stock was created no longer exists;
          RESOLVED, that no shares of the Corporation’s Series LMC Common Stock are issued and outstanding and no shares will be issued;
          RESOLVED, that the Certificate of Elimination, in the form presented to the Board, relating to the Corporation’s Series LMC Common Stock be and hereby is approved; and
          RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized to execute and acknowledge such Certificate of Elimination on behalf of the Corporation and under its corporate seal, if required, and file such Certificate with the Secretary of State of the State of Delaware.
                    SECOND: That in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, the Corporation’s Restated Certificate of Incorporation, as amended, is hereby further amended to eliminate all matters set forth in the Series LMC Common Stock.
                    THIRD: This Certificate of Elimination shall be effective at 9:00 a.m. on July 27, 2007.

                    IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by a duly authorized officer on this 26th day of July, 2007.

TIME WARNER INC.
/s/ Brenda C. Karickhoff
Name:	Brenda C. Karickhoff
Title:	Senior Vice President and Deputy General Counsel

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